Appendix D

Forum Funds II

List of Funds

Effective October 31, 2019

Fund	Effective Date
Baywood ValuePlus Fund	December 1, 2013
Acuitas International Small Cap Fund	July 1, 2014
Acuitas U.S. Microcap Fund	July 1, 2014
Jaguar International Property Fund	March 31, 2015
ABR Dynamic Blend Equity & Volatility Fund	August 3, 2015
Baywood SociallyResponsible Fund	January 8, 2016
Dundas International Equity Growth Fund	March 1, 2016
Jaguar Global Property Fund	December 16, 2016
Caravan Frontier Markets Opportunities Fund	April 26, 2017
ABR Dynamic Short Volatility Fund	October 2, 2017